Exhibit 5.1

[LETTERHEAD OF BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC]

October 25, 2013

MRI Interventions, Inc.
One Commerce Square, Suite 2550
Memphis, TN 38103

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of up to 1,700,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of MRI Interventions, Inc., a Delaware corporation (the “Company”), that may be issued pursuant to the Company’s 2013 Incentive Compensation Plan and Non-Employee Director Compensation Plan (together, the “Plans”) and the Non-Qualified Stock Option Agreement, dated as of November 10, 2012, by and between the Company and Robert C. Korn (the “Agreement”).

We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering this opinion, we have relied as to certain matters on statements, representations and other information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

On the basis of the foregoing, we are of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

2. The Shares that may be issued and sold from time to time in accordance with the Plans and the Agreement will, when issued, sold and paid for in accordance with the Plans and the Agreement, be validly issued, fully paid and non-assessable.

Our opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

A. The foregoing opinion is limited to the corporate laws of the State of Delaware, and we are not expressing any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matters as to which our opinions is expressed herein would be governed by any jurisdiction other than the State of Delaware, we do not express any opinion on such matter.

B. The opinions set forth herein are expressed as of the date hereof and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC /s/ Richard F. Mattern Richard F. Mattern, Authorized Representative